Exhibit 10.1

                              CONSULTING AGREEMENT
                                     Between
                  Scott R Scartozzi and DataHand Systems, Inc.
                             Dated December 6, 2000

This agreement is made effective as of December 8, 2000, by and between DataHand Systems, Inc. (the "Company") at 3032 North 33rd Avenue, Phoenix, Arizona 85017 and Scott R. Scartozzi (the "Consultant") at 4702 East Via Montoya Drive, Phoenix, Arizona 85050.

Contractor has a background in Sales, Marketing, Company Administration and Fund Raising and is willing to provide services to the Company based on this background.

The Company desires to have services provided by Contractor.

Therefore, the parties agree as follows:

     1. DESCRIPTION OF SERVICES. Beginning on December 6, 2000, Contractor will provide the following services, (collectively the "Services"):
          Assume the position of President of the Company. Create and manage Sales and Marketing Plans and execute the Plan to create sales of products and training and implementation services for the Company. Install and Manage the Company's ErgonomicStore.Com web site. Manage the Company's business as President. Assist in Securing Funding by January 29th in quantity sufficient to operate the Company and fulfill its published plans.

     2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Contractor shall be determined by agreement between the Contractor and the Company. The Company will rely on Contractor to work as many hours as may be reasonably necessary to fulfill Contractor's obligations under this Agreement.

     3. PAYMENT. Contractor will be paid a base pay of $125,000 per year, payable monthly. First payment will be prorated for December and will be paid on December 31". In the event that no additional finds are raised in the month of December or January, Contractor agrees to accept a note from the Company for payment for these months or accept payment in the form of common shares of the Company at the rate of $1 per common share. In the event that this becomes necessary, Contractor will be given, as interest and all other consideration for accepting the note or stock in lieu of payment, 15,000 shares of the Company's common shares per month, prorated for December. Contractor will be also be paid a bonus at the rate of $125,000 per year, payable quarterly with first payment due on March 6~", 2001. In the event that funding of at least $600,000 has not been secured by due date of first payment, Contractor may either accept a note from the
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          Company for the cash payment or be paid in stock of the Company at the rate of $1 per common share - choice to be made by Contractor.

          Company intends to offer Contractor a full-time position as President/CEO once the Company is successful in obtaining funding of at least $600,000 by January 29th. It is agreed that upon the occurrence of this event Contractor's (then called. "Employee") compensation will be as follows: Annual Salary of $125,000. Cash Bonuses at a rate of no less that $125,000 per year, payable quarterly, to be negotiated each year based upon successful completion of goals as established by Employee and the Company Chairman of the Board.

          Upon termination of this Agreement, payments under this Paragraph (3) shall cease; provided, however, that Contractor shall be entitled to payments for periods or partial periods that occurred prior to the date of the termination and for which Contractor has not yet been paid.

     4. EQUITY and OPTIONS. Contractor shall be granted 25,000 options at the signing of this agreement. In addition, Contractor shall be granted an additional 80,000 options on March 1", assuming that funding of at least $600,000 has been secured. The exercise price of these options shall be $1.00. The options shall vest in equal amounts semi-annually and shall vest immediately if both of the following occur: (a) Contractor becomes a full-time employee of the Company and a minimum of $600,000 in financing is obtained by the Company from the date of this Agreement and before March 1", 2001.

          Should Contractor introduce a funding source to the Company that provides funds, Contractor shall be paid a "finder fee" in the form of options in the amount of 5% of the funding obtained from this source. For determining the amount of the options to be issued, the options shall be valued at the average per share price of the equity issued to the funding source secured by the Contractor. Vesting of these options shall be immediate.

          This paragraph shall continue to apply if the Contractor becomes an Employee.

          In addition, should the Contractor become an Employee, additional options shall be granted under the following schedule: year 2 =
          90,000;  year 3 = 100,000;  year 4 = 110,000;  year 5 = 120,000.  This schedule, and the addition of the 80,000 options for year 1, allows the accumulation of 500,000 options over five years. The exercise price of these added options shall be equal to the average price of the Company's shares during the 30 days prior to the issuance of the options. Options shall vest in equal amounts semi-annually and have a three-year life.

     5. EXPENSE REIMBURSEMENT. Contractor shall be entitled to reimbursement from the Company for all "out-of-pocket" expenses. Expenses shall be submitted to the Chairman of the Board for review and approval.

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     6.   OFFICE.  Company  shall  furnish  to  Contractor  an office for use by
          Contractor for the performance of the duties associated with the title of President.

     7. TERM/TERMINATION. Either party upon five (5) days written notice to the other party may terminate this Agreement.

     8. RELATIONSHIP OF PARTIES. It is understood by the parties that Contractor is an independent contractor with respect to the Company, and not an employee of the Company. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Contractor.

          However; if the Contractor becomes a full-time Employee, benefits normally associated with the position of President/CEO will be provided, including, but not limited to, health insurance benefits and paid vacation.

     9. ASSIGNMENT. Contractor's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of the company.

     10. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to works subject to copyright, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

          a.   Contractor's   Intellectual   Property.   Contractor   does   not
               personally hold any interest in any Intellectual Property that may be of benefit to Company.

          b. Development of Intellectual Property. Any improvements to Intellectual Property items, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Contractor (or Contractor's employees, if any) during the term of this Agreement shall be the property of the company. Contractor shall sign all documents necessary to perfect the rights of the Company in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, Contractor shall sign all documents necessary to assign the rights to such Intellectual Property to the Company.

     11. CONFIDENTIALITY. Contractor recognizes that he has and will have the following information:

          -    inventions
          -    products
          -    products
          -    costs
          -    future plans
          -    business affairs

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          -    trade secrets
          -    technical information
          -    customer lists
          -    product design information
          -    copyrights

     And other proprietary information (collectively, "Information"), which are valuable, special and unique assets of the Company. Contractor agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for Contractor's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Company. Contractor will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

     12. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Contractor has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Company shall be entitled to an injunction to restrain Contractor from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

     13. RETURN OF RECORDS. Upon termination of this Agreement, Contractor shall deliver all records, notes, data, memorandum, models, and equipment of any nature that are in Contractor's possession or under Contractor's control and that are the Company's property or relate to the Company's business.

     14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

          Company:       DataHand Systems, Inc.
                         Attn: Chairman of the Board
                         3032 North 33rd Avenue
                         Phoenix, Arizona 85017

          Contractor:    Scott R. Scartozzi
                         4702 East Via Montoya Drive
                         Phoenix, Arizona 85050

          Either party may change such address from time to time by providing written notice to the other in the manner set forth above.

     15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

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     16.  AMENDMENT.  This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

     17. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     18. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Arizona.


By: /s/ James A. Cole                   Date: 12/11/00
    -------------------------------           ----------------------------------
    James A. Cole, Chairman/CEO
    DataHand Systems, Inc.

By: /s/ Scott R. Scartozzi              Date: 12/11/00
    -------------------------------           ----------------------------------
    Scott R. Scartozzi, Contractor

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